EX 99.1

NEWS RELEASE

Contact:
ICR
Investor Relations
Garrett Edson: (484) 320-5800

Media
Phil Denning: (203) 682-8200

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES FISCAL SECOND QUARTER RESULTS
REVENUE INCREASED 11.2% TO A RECORD $292.9 MILLION;
DILUTED OPERATING EARNINGS INCREASED 7.7% TO $0.56 PER SHARE

Berwyn, Pennsylvania – January 24, 2013 – DFC Global Corp. (NASDAQ: DLLR), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced its results for the fiscal second quarter ended December 31, 2012.

Fiscal Year 2013 Second Quarter Highlights

•	Total consolidated revenue grew to a record $292.9 million for the quarter, an increase of 11.2%, or $29.5 million, compared to the prior-year period. On a constant currency basis, total consolidated revenue increased 9.1%.

•	Total unsecured consumer lending revenue increased to $189.5 million for the quarter, representing an increase of $26.0 million, or 16.3%, on a constant currency basis compared to the prior-year period. Revenue from internet-based loans grew to $78.2 million for the quarter, representing an increase of $15.0 million, or 24.2%, on a constant currency basis compared to the prior-year period.

•	Total revenue from pawn lending increased to $21.7 million for the three months ended December 31, 2012, representing an increase of 5.2% on a constant currency basis compared to the prior-year period.

•	Consolidated adjusted EBITDA was $77.2 million for the three months ended December 31, 2012, representing an increase of $2.6 million, or 3.5%, compared to the prior-year period. The total includes significant expenditures incurred during fiscal year 2013 to support future period expansion and growth, as well as additional operating expenses related to a large number of recently opened de novo stores in the United Kingdom. On a constant currency basis, consolidated adjusted EBITDA increased by $0.8 million, or 1.1%, compared to the prior-year period.

•	Diluted operating earnings per share was $0.56 for the fiscal 2013 second quarter, an increase of 7.7% compared to $0.52 for the prior-year period.

•	Company narrows its fiscal 2013 diluted operating earnings guidance to between $2.35 to $2.45 per share from the Company’s previous estimate of $2.35 to $2.55 per share.

•	The Company repurchased 1.6 million shares of its common stock at an average share price of $16.89 during the three months ended December 31, 2012.

“I am pleased to announce another strong performance for our Company driven by the execution of our long-term strategy to diversify and expand our multi-country, multi-product and multi-platform business,” said Jeff Weiss, the Company’s Chairman and Chief Executive Officer. “We achieved solid gains in revenue and operating earnings per share, which is after incurring significant costs this fiscal year to bolster our credit and collections systems and technology platforms, as well as our management infrastructure, in support of the future expansion of our business into new product lines and countries. As a result of our continuing diversification strategy, revenue derived from new products and geographies accounted for approximately 40% of our total consolidated revenue this quarter.”

“We continue to experience strong demand for consumer loans across our global enterprise, as our consolidated unsecured loan portfolio grew by 17.0% during the fiscal second quarter compared to the prior-year period, and our total secured pawn loan portfolio grew by 17.6%,” continued Mr. Weiss. “Furthermore, we remain well positioned to meet the growing needs of our customer base through our increasingly diversified suite of products across multiple geographies and platforms. Looking toward our long-term future, we are beginning to explore business prospects in the emerging economies of Asia, Africa and South America, where over half of the adult population is unbanked and largely served by smaller and disparate operators. Our mission is to be the leading global provider of diversified financial services to the ALICE (Asset Limited, Income Constrained, Employed) and ARTI (Asset Rich, Temporarily Illiquid) demographics, and we intend to continue investing in new markets, information systems and expanding our product portfolio, while looking to provide long-term shareholder value.”

Discussion on Currency Exchange Rates

The average value of the U.S. Dollar weakened during the quarter compared to the Canadian Dollar and British Pound Sterling, with the average value of the Canadian currency increasing by 3%, while the British Pound Sterling increased approximately 2% relative to the U.S. currency. In addition, the average value of the Euro declined by 4% compared to the U.S. Dollar during the same period. Consequently, fluctuations in currency rates had a net favorable effect on year-over-year U.S. Dollar comparisons of the Company’s consolidated financial results. As a result, the Company is providing some country comparisons on a constant currency basis.

Fiscal 2013 Second Quarter Financial Results
For the quarter ended December 31, 2012, the Company recorded revenue of $292.9 million, an increase of 9.1% on a constant currency basis compared to the prior-year period. Total unsecured consumer lending revenue was $189.5 million, up 16.3% on a constant currency basis over the prior-year period, and includes revenue from internet-based loans of $78.2 million, which increased 24.2% on a constant currency basis compared to the prior-year period. Secured pawn lending contributed revenue of $21.7 million, an increase of 5.2% compared to the prior-year period, excluding the impact of currency exchange rates.

In terms of revenue by geography, total consolidated revenue in the United Kingdom increased by £11.7 million, or 14.8%, to £90.7 million for the second fiscal quarter compared to £79.0 million for the prior-year period. Total unsecured consumer lending revenue grew by £10.7 million, or 19.8%, to £64.8 million for the three months ended December 31, 2012, compared to £54.1 million for the prior-year period. Revenue from internet lending in the U.K. increased 22.3% versus the prior-year period, or £7.4 million, to £40.4 million for the quarter ended December 31, 2012. The Company’s U.K. secured pawn lending business contributed £7.9 million of total revenue for the second fiscal quarter, representing year-over-year growth of 13.4%.

Total consolidated revenue in Canada increased by C$1.5 million during the second fiscal quarter, or 1.8%, to C$86.1 million versus C$84.6 million in the prior-year’s quarter. Total consumer lending revenue increased by C$5.5 million during the quarter, or 11.7%, to C$52.4 million compared to C$46.9 million for the second quarter of the previous fiscal year. The recently developed internet lending channel in Canada generated C$2.5 million of total revenue for the quarter compared to C$2.3 million for the three months ended September 30, 2012, representing 8.7% growth on a sequential basis.

With respect to some of the Company’s other business units, pawn lending in Scandinavia contributed $9.2 million of total revenue for the three months ended December 31, 2012, or $0.2 million lower than the prior-year period on a constant currency basis, due to lower disposal values for un-redeemed inventory resulting from fluctuations in the price of gold. Internet lending in Scandinavia contributed $10.2 million of total revenue during the quarter, an increase of 18.5% on a constant currency basis, compared to the prior-year period. Total revenue for the Company’s Poland operations, which includes the recently launched internet lending product, increased by 62.2% for the quarter, on a constant currency basis, to $5.4 million for the three months ended December 31, 2012. Super Efectivo, the Spanish pawn lending and gold purchasing business, which the Company acquired in March 2012, contributed $2.0 million of total revenue during the quarter.

Consolidated loan loss provision, expressed as a percentage of gross consumer lending revenue, was 21.2% for the quarter ended December 31, 2012 compared to 19.7% for the prior-year period, and represents an aggregation of both store-based loans and a rapidly growing proportion of internet loans to new customers in the United Kingdom, Scandinavia, Canada, Poland and the Czech Republic. The Company’s internet lending businesses currently incur higher loan losses than its store-based businesses partly as a result of a faster growing base of new customers, which typically incur higher loan default rates. Looking to the future, and considering the anticipated continued greater growth of the Company’s global internet lending business relative to its store-based businesses, the Company expects the consolidated loan loss provision, expressed as a percentage of lending revenue, to continue to increase on a quarterly basis, but with overall profit margins for the internet lending business comparable to the existing store-based businesses. As a percentage of loan originations or principal lent, the consolidated loan loss provision for the quarter ended December 31, 2012 was 4.9%.

For the three months ended December 31, 2012, the Company incurred nominal net one-time non-cash gains, mostly related to a $0.6 million net unrealized non-cash mark-to-market valuation gain predominantly related to the Company’s inter-company debt balances. For the three months ended December 31, 2011, the Company incurred $7.5 million of net one-time gains, principally related to an $8.6 million net unrealized, non-cash mark-to-market valuation gain on the Company’s debt and legacy cross-currency interest rate swap agreements, offset in part by $1.0 million of acquisition related costs. Including the net one-time non-cash income for both periods, income before income taxes on a GAAP basis was $30.8 million for the second fiscal quarter of 2013 compared to income before income taxes of $38.7 million for the second quarter of the previous fiscal year, resulting in reported net income of $19.7 million for the quarter compared to net income of $26.6 million for the prior-year period. Diluted earnings per share on a GAAP basis was $0.45 for the fiscal 2013 second quarter compared to earnings per share of $0.59 for the prior-year period.

With respect to operating earnings, excluding the net non-recurring income for both periods, the non-cash interest expense resulting from the accounting required by ASC 470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, pro forma income before income taxes increased 2.3% to $35.9 million for the second fiscal quarter, compared to $35.1 million for the three months ended December 31, 2011. Considering a pro forma effective income tax rate from operations of 32.0%, diluted operating earnings per share was $0.56 for the fiscal 2013 second quarter, an increase of 7.7% compared to $0.52 for the prior-year period. A table reconciling pro forma income before income taxes and diluted operating earnings per share to GAAP basis income before income taxes and GAAP basis diluted earnings per share is included on page 11 of this News Release.

Fiscal Year 2013 Outlook

The Company is narrowing its earnings guidance range for fiscal year 2013 for diluted operating earnings per share, which excludes any one-time charges or gains that may occur, the non-cash impact of ASC-470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, to between $2.35 and $2.45 per share versus the Company’s previous estimate of between $2.35 and $2.55 per diluted share.

“We continue to be pleased with the strong performance of our business units, which has enabled us to continue to invest in the technology and management infrastructure required to support the expected continuing expansion of our pawn and internet lending business into new countries,” said Randy Underwood, Executive Vice President and Chief Financial Officer. “In addition, we are satisfied with the constructive discussions that have taken place between our industry association and the regulatory authorities in the United Kingdom with regard to the development of a code of conduct for the industry providers for purposes of self-regulation. However, at the time we had previously communicated our earnings guidance for fiscal 2013, we did not assume the regulatory development process would take as long as it has. These guidelines, which include customer loan affordability assessments, revised disclosures of loan agreement terms and conditions, and pending collections notifications to customers, have been fully implemented by our Company during the recently completed quarter. However, as many of the lenders in the United Kingdom are not members of our industry association, the transition to the new operating methodologies and platforms for the industry is expected to continue for several more months. As we previously disclosed, the Company had taken a more conservative stance with respect to originating loans during this extended regulatory transition period, which has had the effect of moderating our store and internet-based loan growth in the United Kingdom. We expect this approach will result in the deferral of some of the Company’s anticipated loan book growth from the second half of fiscal year 2013 to the first half of fiscal year 2014.”

Company Liquidity

As of December 31, 2012, the Company had drawn $45.0 million of its $235.0 million global revolving credit facility. Furthermore, as of December 31, 2012, the Company had drawn £5.3 million of its £6.0 million credit facilities in the United Kingdom, and had drawn SEK 35.0 million and EUR 14.8 million of its total SEK 125.0 million and EUR 18.8 million credit facilities in Scandinavia, in order to fund the growth of the pawn pledge book in the U.K. and Scandinavia, respectively.

Following the tender and redemption of $8.6 million of the Company’s 2.875% senior convertible notes due 2027, the Company’s long-term debt structure principally consists of a $230.0 million tranche of senior convertible notes due 2017, a $36.2 million tranche of senior convertible notes due 2027, and a $120.0 million tranche of senior convertible notes due 2028. The Company has a $600.0 million tranche of senior unsecured notes that are not due until December 2016. In addition, there is a SEK 240.0 million (approximately $36.9 million) term loan in Sweden due July 2016.

The Company had $69.0 million of excess investible cash on its balance sheet at December 31, 2012. The Company had also repurchased 1.6 million shares of its common stock at an average share price of $16.89 during the three months ended December 31, 2012. Under its current stock repurchase plan, the Company is authorized to purchase an additional 2.5 million shares of its common stock.

Investors Conference Call

The Company will be holding an investor’s conference call on January 24, 2013 at 5:00 pm ET to discuss its results for the fiscal second quarter ended December 31, 2012. Investors can participate in the conference call by dialing (888) 296-4197 (U.S. and Canada) or (719) 325-2168 (International); use the confirmation code “7753354”. Hosting the call will be Jeffrey A. Weiss, Chairman and CEO, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through January 31, 2013. If you wish to listen to the replay of this conference call, please dial (877) 870-5176 (U.S. and Canada) or (858) 384-5517 (International) and enter passcode “7753354.”

The conference call will also be broadcast live through a link on the Investor Relations page on the Company’s web site at http://www.dfcglobalcorp.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About DFC Global Corp.

DFC Global Corp. is a leading international diversified financial services company serving primarily unbanked and under-banked consumers who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. Through its over 1,400 retail storefront locations and multiple Internet, mobile phone and other remote platforms, the Company provides a variety of consumer financial products and services in nine countries across North America and Europe—the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Czech Republic and the Republic of Ireland. The Company believes that its customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the range of financial services it offers, the convenience of its products, the multiple ways in which they may conduct business with the Company and its high-quality customer service.

The Company’s products and services, principally its short-term single-payment consumer loans, secured pawn loans, check cashing services and gold buying services, provide customers with immediate access to cash for living expenses or other needs. The Company strives to offer its customers additional high-value ancillary services, including Western Union® money order and money transfer products, foreign currency exchange, reloadable VISA® and MasterCard® prepaid debit cards and electronic tax filing. In addition to its core retail products, the Company also provides fee-based services in the United States to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced under agreements with third-party lenders through the Company’s branded Military Installment Loan and Education Services, or MILES® program.

The Company’s networks of retail locations in the United Kingdom and Canada are the largest of their kind by revenue in each of those countries. The Company believes it is also the largest pawn lender in Europe by loan portfolio. At December 31, 2012, the Company’s global retail operations consisted of 1,450 retail storefront locations, of which 1,409 are company-owned stores, conducting business primarily under the names The Money Shop®, Money Mart®, Insta-Cheques®, Suttons and Robertsons®, The Check Cashing Store®, Sefina®, Helsingin PanttiSM, Optima®, MoneyNow!®, and Super Efectivo®. In addition to its retail stores, the Company also offers Internet-based short-term single-payment consumer loans in the United Kingdom primarily under the brand names Payday Express® and PaydayUK®, in Canada under the Money Mart name, in Finland, Sweden, Poland and Czech Republic under the Risicum®, OK Money® and MoneyNow!® brand names. For more information, please visit the Company’s website at www.dfcglobalcorp.com.

Forward-Looking Statements
This news release contains forward-looking statements, including, among other things, statements regarding the following: pending or recent acquisitions and their expected benefits; the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the regulatory environment in Canada, the United Kingdom, the United States, Scandinavia and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; financing initiatives; and the performance of new products and services. These forward-looking statements involve risks and uncertainties, including risks related to: the regulatory environments, including the review by the Consumer Financial Protection Bureau of our operations and the introduction of legislation in the Finnish Parliament that could restrict our business in that country; current and potential future litigation; the identification of acquisition targets; the consummation of pending acquisitions; the integration and performance of acquired stores and businesses; the performance of new stores; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; the effect of the termination of our relationship with the third-party national bank that currently funds a portion of the MILES program loans and our ability to replace such lending source on acceptable terms; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully consummate pending acquisitions, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, CFPB, Federal, state, U.K., Canadian, Scandinavia, European Union, or other foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” on the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended June 30, 2012. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the Company’s results, the Company has also disclosed in this press release the following information which management believes provides useful information to investors:

•	Selected local currency results (the reported results for each country in their respective native currencies).

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding one-time and non-cash charges and credits and adjusted for pro forma effective income tax rates.

DFC GLOBAL CORP.
UNAUDITED CONSOLATED BALANCE SHEETS
(In millions)

	June 30,	December 31,
	2012	2012
Assets:
Cash and cash equivalents	$224.0	$194.0
Consumer loans, net:
Consumer loans	206.4	241.8
Less: Allowance for loan losses	(19.8)	(21.4)

Consumer loans, net	186.6	220.4
Pawn loans	153.9	169.7
Loans in default, net	29.6	43.5
Prepaid expenses and other current assets	83.8	89.4
Deferred tax assets, net	22.0	22.4
Property and equipment, net	120.6	130.0
Goodwill and other intangibles, net	902.8	920.8
Debt issuance costs, net and other assets	43.2	40.7

Total Assets	$1,766.5	$1,830.9

Liabilities:
Accounts and income taxes payable	$67.8	$77.3
Accrued expenses and other liabilities	152.4	137.4
Fair value of derivatives	11.2	28.6
Deferred tax liability	62.3	63.2
Revolving credit facilities and other short-term debt	73.7	53.7
Total long-term debt	938.9	982.3

Total Liabilities	1,306.3	1,342.5

Stockholders’ Equity:
Additional paid-in capital	491.5	470.4
Retained earnings (accumulated deficit)	(0.8)	27.5
Accumulated other comprehensive loss	(29.4)	(9.5)

Total DFC Global Corp. Stockholders’ Equity	461.3	488.4
Non-controlling interest	(1.1)	-

Total Stockholders’ Equity	460.2	488.4

Total Liabilities and Stockholders’ Equity	$1,766.5	$1,830.9

DFC GLOBAL CORP.
UNAUDITED CONSOLATED STATEMENTS OF OPERATIONS
(In millions except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2012	2011	2012
Revenues:
Fees from consumer lending	$159.7	$189.5	$316.7	$	368.1
Check cashing fees	34.7	32.8	70.9		65.5
Pawn service fees and sales	20.5	21.7	41.3		41.4
Purchased gold sales	18.0	19.0	33.9		33.2
Money transfer fees	9.8	10.0	19.4		19.5
Other	20.7	19.9	42.8		41.9

Total revenues	263.4	292.9	525.0		569.6

Operating expenses:
Salaries and benefits	54.2	61.2	108.0		119.7
Provision for loan losses	31.5	40.1	63.3		78.5
Occupancy costs	14.8	17.0	29.8		33.8
Advertising	14.0	16.3	28.0		31.9
Depreciation	5.4	6.8	10.6		13.4
Bank charges and armored carrier services	5.3	5.9	10.7		11.6
Maintenance and repairs	4.0	4.5	8.1		8.7
COGS — purchased gold	14.3	14.9	26.4		25.1
Other	23.9	26.6	47.4		53.1

Total operating expenses	167.4	193.3	332.3		375.8

Operating margin	96.0	99.6	192.7		193.8

Corporate and other expenses:
Corporate expenses	29.6	32.5	60.7		63.5
Interest expense, net	24.2	30.8	48.7		62.9
Other depreciation and amortization	6.6	6.1	13.0		12.7
Unrealized foreign exchange (gain) loss	(12.3)	(0.6)	30.1		(1.7)
(Gain) loss on derivatives not designated as hedges	8.1	-	(12.7)		-
Intangible asset impairment charge	-	-	-		5.5
Provision for litigation settlements	-	-	4.0		2.7
Loss on store closings and other	1.1	-	1.1		-

Income before income taxes (incl. non-controlling interest)	38.7	30.8	47.8		48.2
Income tax provision	12.1	11.1	23.0		19.9

Net income	$26.6	$19.7	$24.8	$	28.3

Net income per share
Basic	$0.61	$0.46	$0.57	$	0.66
Diluted	$0.59	$0.45	$0.54	$	0.64
Weighted average shares outstanding
Basic	43.9	42.8	43.8		43.1
Diluted	45.2	43.8	45.6		44.2

Pro forma Net Income Reconciliation

Pro forma net income is not an item prepared in accordance with GAAP. The Company defines pro forma net income as net income adjusted to exclude one-time and non-cash charges and credits as described below, and diluted operating earnings per share as pro forma net income divided by weighted average diluted shares outstanding. The Company presents pro forma net income and diluted operating earnings per share as indications of its financial performance excluding one-time and other net non-cash charges and to show comparative results of its operations. Not all companies calculate pro forma net income or diluted operating earnings per share in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in millions) and diluted operating earnings per share:

DFC GLOBAL CORP.
PRO FORMA NET INCOME (excluding one-time items & effects of ASC 470-20)
(In millions except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2012	2011	2012
Income before income taxes (incl. non-controlling interest)	$38.7	$30.8	$47.8	$48.2
Pro forma adjustments:
Non-cash interest on convertible debt (ASC 470-20)	2.3	4.7	4.5	9.3
Unrealized foreign exchange (gain) loss	(12.3)	(0.6)	30.1	(1.7)
Non-cash impact of hedge ineffectiveness	3.7	-	(21.8)	-
Intangible asset impairment charge	-	-	-	5.5
Cross-currency swap amortization	1.6	0.6	3.3	2.2
Provision for litigation settlements	-	-	4.0	2.7
Acquisition costs expensed	1.0	0.6	2.1	1.0
Other items, net	0.1	(0.2)	0.8	(0.6)

Pro forma income before income taxes	35.1	35.9	70.8	66.6
Pro forma income taxes (33% for 2011; 32% for 2012)	11.6	11.5	23.4	21.3

Pro forma net income	$23.5	$24.4	$47.4	$45.3

Weighted average diluted shares outstanding	45.2	43.8	45.6	44.2

Diluted operating earnings per share	$0.52	$0.56	$1.04	$1.02

Diluted GAAP earnings per share	$0.59	$0.45	$0.54	$0.64

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. The Company defines Adjusted EBITDA as earnings before interest expense, income tax provision, depreciation and amortization, stock-based compensation expense, loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its future debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether the Company’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in millions):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2012	2011	2012
Income before income taxes (incl. non-controlling interest)	$38.7	$30.8	$47.8	$48.2
Add:
Depreciation and amortization	12.0	12.9	23.6	26.1
Interest expense, net	24.2	30.8	48.7	62.9
Stock based compensation expense	2.9	3.1	5.0	6.3
Unrealized foreign exchange (gain) loss	(12.3)	(0.6)	30.1	(1.7)
(Gain) loss on derivatives not designated as hedges	8.1	-	(12.7)	-
Intangible asset impairment charge	-	-	-	5.5
Provision for litigation settlements	-	-	4.0	2.7
Acquisition costs expensed	1.0	0.6	2.1	1.0
Other items, net	-	(0.4)	0.4	(0.9)

Adjusted EBITDA	$74.6	$77.2	$149.0	$150.1

DFC GLOBAL CORP.
UNAUDITED STORE DATA

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2012	2011	2012
De novo Store Builds
United States	—	—	—	—
Canada	5	—	6	4
United Kingdom	19	6	38	19
Poland	3	8	4	11
Spain	—	—	—	3
Sweden	2	—	2	—
Finland	1	—	1	—

Total	30	14	51	37

Acquired Stores
United States	—	—	—	—
Canada	—	—	2	2
United Kingdom	15	12	15	31
Poland	—	—	—	—
Spain	—	—	—	—
Sweden	—	—	—	—
Finland	—	—	—	—

Total	15	12	17	33

Closed Stores
United States	5	2	6	5
Canada	—	—	—	—
United Kingdom	—	—	1	1
Poland	—	—	—	—
Spain	—	—	—	—
Sweden	—	—	—	—
Finland	—	—	—	—

Total	5	2	7	6

Ending Company-Operated Stores
United States	306	299	306	299
Canada	463	480	463	480
United Kingdom	452	564	452	564
Poland	7	20	7	20
Spain	—	11	—	11
Sweden	18	22	18	22
Finland	13	13	13	13

Total Ending Company-Operated Stores	1,259	1,409	1,259	1,409

Ending Franchise/Agent Stores
Canada	20	12	20	12
U.K.	45	29	45	29

Total Ending Franchise/Agent Stores	65	41	65	41

Total Ending Store Count	1,324	1,450	1,324	1,450